Filed Pursuant to Rule 433

Registration Nos. 333-129157 and 333-129157-01

December 12, 2006

Allstate Life Global Funding Trust 2006-4

Extendible Notes

Par Amount:	$500 Million

Credit Ratings:	Aa2/AA (Stable/Negative)

Joint-Lead Bookrunners:	Merrill Lynch, Morgan Stanley

Joint-Lead No-Books:	Bank of America, JP Morgan

Base Documentation:	SEC-Registered

Paying Agent:	Bank of New York

Trade Date:	December 12, 2006

Settlement Date:	December 15, 2006 (T+3)

Interest Accrual:	December 15, 2006

Initial Maturity Date:	January 11, 2008 (395 calendar days from and including Trade Date; not more than 397 days to satisfy 2a7)

Final Maturity Date:	January 11, 2012

Interest Payment Dates:	The 11th of each month, commencing January 11, 2007, subject to adjustment in accordance with the Modified Following Business Day convention.

Interest Reset Rates:

The 11th of each month, commencing January 11, 2007, subject to adjustment in accordance with the Modified Following Business Day convention. The interest determination date will occur two London Business days prior to the Interest Reset Date.

Pricing Benchmark:	1 Month $ LIBOR, except for the initial period when an interpolated LIBOR rate will apply.

Spread:	The notes will bear interest at a rate per annum equal to the sum of one month LIBOR, reset monthly, plus the applicable spread for each interest reset period as set forth below.

For Interest Reset Dates Occurring:	Coupon
From and including December 15, 2006 to but excluding January 11, 2008	1 Month LIBOR -3 (for 13 months)
From and including January 11, 2008 to but excluding January 11, 2009	1 Month LIBOR Flat
From and including January 11, 2009 to but excluding January 11, 2010	1 Month LIBOR + 1
From and including January 11, 2010 to but excluding January 11, 2011	1 Month LIBOR +2
From and including January 11, 2011 to the Final Maturity Date	1 Month LIBOR +2
Daycount Convention:	Actual / 360

Business Day Convention:

Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York and London.

Extension Option:

On the 11th of each month, from January 11, 2007 to December 11, 2010 inclusive, whether or not such day is a business day (an Election Date), an Investor will have the right to extend the Maturity Date to the date occurring 366 calendar days from and including the 11th calendar day of the month following each such monthly Election Date. However, if that 366th calendar day is not a business day, the maturity of the notes will be extended to the business day immediately preceding such 366th calendar day.

Extension Notice Period:

From the 5th business day prior to Election Date, until noon, NYC time, on the Election Date. If the Election Date is not a business day, the Notice Period will be extended until noon, NYC time, on the first business day following the Election Date. Each election will be revocable during each day of the Notice Period until noon, NYC time, on the last business day of the Notice Period relating to the applicable Election Date, at which time such notice will become irrevocable.

Contingent Redemption:

If an investor elects not to extend with respect to any Election Date, the issuer may call that portion of the note in whole or in part in increments of $1,000, with not more than 20, nor less than 15 days notice, at a redemption price equal to 100% of the principal amount together with accrued and unpaid interest to the applicable contingent redemption date.

Settlement & Form of Note:	Book-entry DTC

Authorized Denominations:	$1,000 and integral multiples of $1,000 in excess thereof.

Issue Price:	100.00%

Fees:	15 bps

Allstate Life Insurance Company (“Allstate Life”) and Allstate Life Global Funding (“Global Funding”) have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Allstate Life and Global Funding have filed with the SEC for more complete information about Allstate Life, Global Funding and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Allstate Life, Global Funding, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith toll free at 1-866-500-5408, Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649, Banc of America Securities LLC toll free at 1-800-294-1322 or J.P. Morgan Securities Inc. collect at 212-834-4533.